Exhibit 10.1

MODIFICATION NO. 2
TO
AGREEMENT BETWEEN
THE U.S. DEPARTMENT OF ENERGY (“DOE”)
AND
USEC INC. (“USEC”)

The U.S. Department of Energy (“DOE”) and USEC INC. (“USEC”) hereby agree to modify the AGREEMENT BETWEEN THE U.S. DEPARTMENT OF ENERGY (“DOE”) AND USEC INC. (“USEC”), dated June 17, 2002 (“June 17th Agreement”), as follows:

1. The milestones set out in Article 3 on page 8 of the Agreement starting with January 2008 are replaced with the following:

November 2009 — Secure Firm Financing Commitment(s) for the Construction of the Commercial American Centrifuge Plant with an annual capacity of ~3.5 million SWU per year

August 2010 — Begin Commercial American Centrifuge Plant Operations

November 2011 — Commercial American Centrifuge Plant annual capacity at 1 million SWU per year

May 2013 — Commercial American Centrifuge Plant annual capacity of ~3.5 million SWU per year

2. The following new provision is added to end of Article 3 of the Agreement:

•	“Description of Milestones:

(a)	“Secure Firm Financing Commitment(s) for the Construction of the Commercial American Centrifuge Plant” – This milestone is met when USEC has executed third party debt or equity commitments which, together with USEC equity contributions, based on reasonable projections acceptable to DOE, are sufficient to meet the estimated costs to construct the Commercial American Centrifuge Plant with an annual capacity of ~ 3.5 million SWU per year. Such “executed third party debt or equity commitments” must, in the reasonable judgment of DOE, be likely to close and fund not later than within nine months of execution of such commitments or not later than May 2010, whichever date is earlier, and DOE’s evaluation of such commitments shall include, inter alia, the conditions set forth therein and market conditions.

(b)	“Begin Commercial American Centrifuge Plant Operations” – This milestone will be met when the first commercial plant centrifuge cascade operates on UF6 gas in the “throughput mode.” “Throughput mode” means that the cascade is operating in a mode where product can be withdrawn under the NRC license (other than just for sampling). USEC’s current cascade design consists of approximately 120 machines. USEC’s operation of a commercial plant cascade requires satisfactory completion of all systems, subsystems, and components necessary for production are operating to produce product in an assay range useable by commercial nuclear power plants. This includes all auxiliary support facilities for the cascade such as the feed, withdrawal, and transfer facilities.

(c)	“Commercial American Centrifuge Plant annual capacity at 1 million SWU per year”— This milestone will be met when sufficient capacity is installed and operating with a production output equivalent to 1 MM SWU per year. “Production output” requires that all systems, subsystems, and components necessary for production equivalent to 1 MM SWU per year are operating for 1 month (consisting of 30 consecutive calendar days) to produce product in an assay range useable by commercial nuclear power plants. This includes all auxiliary support facilities for 1 MM SWU per year production such as the feed, withdrawal, and transfer facilities.

(d)	“Commercial American Centrifuge Plant annual capacity of ~3.5 million SWU per year” – This milestone will be met when sufficient cost effective capacity is installed and operating with a production output equivalent to ~3.5 MM SWU per year. “Production output” requires that all systems, subsystems, and components necessary for production equivalent to ~3.5 MM SWU per year are operating for 1 month (consisting of 30 consecutive calendar days)to produce product in an assay range useable by commercial nuclear power plants. This includes all auxiliary support facilities for ~3.5 MM SWU per year production such as the feed, withdrawal, and transfer facilities.”

3. The first full paragraph on page 9 of the June 17th Agreement is revised to read as follows:

•	“USEC shall submit its Phase I Plan covering the milestones relating to the first twelve months after execution of this Agreement to DOE no later than June 30, 2002 and the Deployment Working Group shall reach agreement on Phase I of DWG Plan no later than July 31, 2002. USEC shall submit its Phase II Plan covering the milestones through the end of 2004 by September 30, 2002, its Phase III Plan covering the milestones through the end of 2006 by November 30, 2002. USEC shall submit a revised Phase IV Plan covering the milestones from November 2009 through May 2013 by January 30, 2009. The Deployment Working Group will meet periodically to consider amendments to each of these Plans as required to take account of changing circumstances, more complete information and the procedures and remedies outlined below.”

4. The second full paragraph on page 10 of the June 17th Agreement is revised to read as follows:

•	Until such time as USEC has secured (and demonstrated to DOE) firm financing commitment(s) for the construction of its Commercial American Centrifuge Plant, if USEC fails to meet a milestone and it is determined that a delay in meeting the milestone has a material impact on USEC’s ability to begin commercial operations at the new plant on schedule and that the cause of the delay was beyond the control and without the fault or negligence of USEC, DOE and USEC will jointly meet to discuss in good faith possible adjustments to the milestones as appropriate to accommodate the delaying event; provided, however, that DOE’s engaging in such discussions shall not commit DOE to making any adjustments to the milestones.

5. The first full paragraph on page 11 of the June 17th Agreement is revised to read as follows:

“Once USEC has met the November 2009 milestone by securing (and demonstrating to DOE) firm financing commitment(s) for the construction of its Commercial American Centrifuge Plant, DOE’s remedies described in the previous two paragraphs shall be limited to those circumstances under which USEC’s gross negligence in project planning and execution is responsible for schedule delays or in the circumstance where USEC abandons (constructively or formally) the project or fails to diligently pursue such financing commitment(s).

Further, if USEC has met the November 2009 milestone by securing (and demonstrating to DOE) firm financing commitment(s) for the construction of its Commercial American Centrifuge Plant, then any use of intellectual property rights or data transferred or delivered pursuant to the previous sentence and item #3 above by third parties for private non-governmental purposes shall be at a reasonable royalty taking into account the relative equities of the Parties. Additionally, following USEC’s securing and demonstrating such firm financing commitment(s), if USEC’s gross negligence in project planning and execution is responsible for schedule delays or USEC abandons (constructively or formally) the project or fails to diligently pursue such financial commitment(s), then DOE may also recommend USEC’s removal, in whole or in part, as EA under the Russian HEU Agreement.”

/s/ Dennis R. Spurgeon
Dennis R. Spurgeon
Assistant Secretary for Nuclear Energy

U.S. Department of Energy
January 12, 2009
Date

/s/ John K. Welch
John K. Welch
President & Chief Executive Officer

USEC INC.

January 12, 2009
Date